[NORTHWEST LOGO]

October 23, 1998


Dear Stockholder:

We cordially invite you to attend the 1998 Annual Meeting of Stockholders of Northwest Bancorp, Inc. (the "Company"). The Annual Meeting will be held at the Knights of Columbus Hall, located at 219 2nd Avenue, Warren, Pennsylvania, at 11:00 a.m. (Pennsylvania time) on November 18, 1998.

The enclosed Notice of Annual Meeting and Proxy Statement describes the formal business to be transacted. During the Annual Meeting we will also report on the operations of the Company. Directors and officers of the Company, as well as a representative of our independent auditors, will be present to respond to any questions that stockholders may have.

The business to be conducted at the Annual Meeting includes the election of four directors and stockholders will be requested to ratify the appointment of KPMG Peat Marwick LLP as auditors for the Company's 1999 fiscal year.

The Board of Directors of the Company has determined that the matters to be considered at the Annual Meeting are in the best interest of the Company and its stockholders. For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends a vote "FOR" each matter to be considered.

Also enclosed for your review is our 1998 Annual Report to Stockholders, which contains detailed information concerning the activities and operating performance of the Company. On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

Sincerely,

/s/ John O. Hanna

John O. Hanna
Chairman of the Board,
President and Chief Executive Officer

                           NORTHWEST BANCORP, INC.
                         Liberty and Second Streets
                       Warren, Pennsylvania  16365-2353
                               (814) 726-2140

                                 NOTICE OF
                    1998 ANNUAL MEETING OF STOCKHOLDERS
                      To Be Held On November 18, 1998

     Notice is hereby given that the 1998 Annual Meeting of Northwest Bancorp, Inc., (the "Company") will be held at the Knights of Columbus Hall, 219 2nd Avenue, Warren, Pennsylvania, on November 18, 1998 at 11:00 a.m. Pennsylvania time.

     A Proxy Card and a Proxy Statement for the Meeting are enclosed.

     The Meeting is for the purpose of considering and acting upon:

     1.     The election of four directors of the Company;
     2. The ratification of the appointment of KPMG Peat Marwick LLP as auditors for the Company for the fiscal year ending June 30, 1999; and

such other matters as may properly come before the Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Meeting.

     Any action may be taken on the foregoing proposals at the Meeting on the date secified above, or on any date or dates to which the Meeting may be adjourned. Stockholders of record at the close of business on September 30, 1998, are the stockholders entitled to vote at the Meeting, and any adjournments thereof.

     EACH STOCKHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY THE STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. A PROXY MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY STOCKHOLDER PRESENT AT THE MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE MEETING. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE PERSONALLY AT THE MEETING.

                                    By Order of the Board of Directors

                                    /s/ Gregory C. LaRocca

                                    Gregory C. LaRocca
                                    Senior Vice President and Corporate
                                    Secretary






Warren, Pennsylvania
October 23, 1998
--------------------------------------------------------------------------
A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
--------------------------------------------------------------------------

                              Proxy Statement


                          NORTHWEST BANCORP, INC.
                        Liberty and Second Streets
                     Warren, Pennsylvania  16365-2353
                            (814)726-2140


                    1998 ANNUAL MEETING OF STOCKHOLDERS
                             November 18, 1998


    This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Northwest Bancorp, Inc. (the "Company") to be used at the 1998 Annual Meeting of Stockholders of Northwest Bancorp, Inc. (the "Meeting"), which will be held at the Knights of Columbus Hall, 219 2nd Avenue, Warren, Pennsylvania, on November 18, 1998, at 11:00 a.m., Pennsylvania time, and all adjournments of the Meeting. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about October 23, 1998. References herein to the Company may indicate Northwest Savings Bank (the "Bank"), the wholly-owned subsidiary of the Company, depending on the context.

                          REVOCATION OF PROXIES

    Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies solicited on behalf of the Board of Directors of the Company will be voted in accordance with the directions given thereon. You must sign and return your Proxy to the Company in order for your vote to be counted. Proxies received by the Company which are signed, but contain no instructions for voting will be voted "FOR" the proposals set forth in this Proxy Statement for consideration at the Meeting.

    Proxies may be revoked by sending written notice of revocation to the Secretary of the Company, Gregory C. LaRocca, at the address of the Company shown above, or by returning a duly executed proxy bearing a later date. The presence at the Meeting of any stockholder who had given a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the Meeting or delivers a written revocation to the Secretary of the Company prior to the voting of such proxy.

             VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

    Holders of record of the Company's common stock, par value $.10 per share (the "Common Stock"), as of the close of business on September 30, 1998 (the "Record Date") are entitled to one vote for each share then held. As of the Record Date, there were 46,625,770 shares of Common Stock issued and outstanding. The presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. Directors are elected by a plurality of votes cast. Shares represented by all properly executed proxies received prior to the Meeting and not revoked prior to exercise will be voted in the manner specified by the holder thereof. The affirmative vote of holders of a majority of the total votes present at the Meeting in person or by proxy, without regard to broker non-votes, is required for the ratification of KPMG Peat Marwick LLP as auditors for the fiscal year ending June 30, 1999. Shares as to which the "Abstain" box has been selected on the proxy card will be counted as shares present and entitled to vote and will have the same effect of a vote against the matter. Northwest Bancorp, MHC (the "Mutual Holding Company") intends to vote in favor of all of the items being presented to a vote of stockholders, and, accordingly, approval of all proposals is assured.

    Persons and groups who beneficially own in excess of 5% of the Common Stock are required to file certain reports with the Securities and Exchange Commission (the "SEC") regarding such ownership pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"). The following table sets forth, as of June 30, 1998, the shares of Common Stock beneficially owned by executive officers and directors as a group and by each person who was the beneficial owner of more than 5% of the outstanding shares of Common Stock.

                                Amount of Shares
                                Owned and Nature            Percent of Shares
    Name and Address of           of Beneficial              of Common Stock
     Beneficial Owners             Ownership (1)               Outstanding
   ---------------------        -------------------         ------------------

Northwest Bancorp, MHC (2)          32,400,000                     69.5%
Liberty and Second Streets
Warren, Pennsylvania 16365-2353

Northwest Bancorp, MHC,             33,545,709                     71.9%
  and all the Bank's directors and
  executive officers as a group
  (15 directors and officers) (2)
------------------------------
(1)In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner for purposes of this table, of any shares of Common Stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares, and includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting or investment power.
(2)Includes 32,400,000 shares of Common Stock held by Mutual Holding Company, of which the Company's executive officers and directors are also executive officers and trustees. Excluding shares of Common Stock held by Mutual Holding Company, the Company's executive officers and directors owned 1,145,709 shares of Common Stock, or 2.5% of the outstanding shares.



                     PROPOSAL I ELECTION OF DIRECTORS

    The Company's Board of Directors consists of ten members. The Company's bylaws provide that approximately one-third of the directors are to be elected annually. Directors of the Company are generally elected to serve for a three-year period and until their respective successors shall have been elected and shall qualify. Four directors will be elected at the Meeting and will serve until their successors have been elected and qualified. The Nominating Committee has nominated Robert G. Ferrier, Richard E. McDowell, Joseph T. Stadler and Walter J. Yahn to serve as directors for a three year term. All of the nominees are currently members of the Board of Directors.

         The table below sets forth certain information regarding the composition of the Company's Board of Directors as of June 30, 1998, including the terms of office of Board members. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominee) will be voted at the Meeting for the election of the nominees identified below. If the nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why the nominees might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.

                                                                     Shares of
                         Positions                                  Common Stock
                        Held in the  Director      Current Term    Beneficially    Percent
Name (1)            Age    Bank       Since (2)     to Expire          Owned (3)   Of Class
--------            --- -----------  ----------    -------------   ------------    --------
                                        NOMINEE

Robert G. Ferrier    58  Director       1980           1998          46,334(4)        *
Richard E. McDowell  54  Director       1972           1998          74,000(5)        *
Joseph T. Stadler    66  Director       1970           1998          33,400(6)        *
Walter J. Yahn       70  Director       1972           1998          56,373(7)        *

                           DIRECTORS CONTINUING IN OFFICE

William J. Wagner    44  Executive Vice
                           President,   1994            1999         101,901(8)       *
                           Treasurer,
                     Chief Financial Officer
                          and Director

Thomas K. Creal, III 59   Director      1982            1999          13,200(9)       *
John J. Doyle        70   Director      1970            1999          45,200(4)       *
John S. Young        71   Director      1972            1999          48,472(4)       *
John O. Hanna        66   Chairman of   1970            2000         367,770(10)      *
                          the Board,
                     President, Chief Executive
                       Officer and Director

Richard L. Carr      57   Director      1982            2000          37,474(4)       *

                        EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

John M. Blair        62   Senior Vice
                         President-     N/A             N/A           58,260(11)      *
                      Mortgage Lending

Gregory C. LaRocca   47 Senior Vice     N/A             N/A           61,317(12)      *
                         President-
                    Administration and
                    Corporate Secretary
Robert A. Ordiway    50 Senior Vice     N/A             N/A           67,440(12)      *
                        President-
                     Community Banking

Raymond R. Parry     61 Senior Vice     N/A             N/A           75,429(13)      *
                         President-
                      Consumer Lending

James E. Vecellio    49 Senior Vice     N/A             N/A           59,139(14)      *
                         President-
                        Operations
----------------------------

    *   Less than 1%.
    (1) The mailing address for each person listed is Liberty Street and Second Avenue, Warren, Pennsylvania 16365-2353.
    (2) Reflects initial appointment to the Board of Directors of the Bank's mutual predecessor. Each director of the Company is also a trustee of the Mutual Holding Company, which owns the majority of the issued and outstanding shares of Common Stock.
    (3) See definition of "beneficial ownership" in the table in "Voting Securities and Principal Holders Thereof."
    (4) Includes options to purchase 13,200 shares of Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined and 4,800 restricted shares which had not vested as of the date beneficial ownership is being determined.

                                     (Footnotes continued on following page)

    (5) Includes options to purchase 4,400 shares of Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined and 4,800 restricted shares which had not vested as of the date beneficial ownership is being determined.
    (6) Includes options to purchase 13,200 shares of Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined and 9,600 restricted shares which had not vested as of the date beneficial ownership is being determined.
    (7) Includes options to purchase 13,200 shares of Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined and 12,000 restricted shares which had not vested as of the date beneficial ownership is being determined.
    (8) Includes options to purchase 48,000 shares of Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined and 12,800 restricted shares which had not vested as of the date beneficial ownership is being determined.
    (9) Includes 4,800 restricted shares which had not vested as of the date beneficial ownership is being determined.
    (10) Includes options to purchase 155,000 shares of Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined and 46,000 restricted shares which had not vested as of the date beneficial ownership is being determined.
    (11) Includes options to purchase 22,630 shares of Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined and 8,000 restricted shares which had not vested as of the date beneficial ownership is being determined.
    (12) Includes options to purchase 16,800 shares of Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined and 5,600 restricted shares which had not vested as of the date beneficial ownership is being determined.
    (13) Includes options to purchase 24,000 shares of Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined and 8,000 restricted shares which had not vested as of the date beneficial ownership is being determined.
    (14) Includes options to purchase 26,400 shares of Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined and 8,800 restricted shares which had not vested as of the date beneficial ownership is being determined.

    The principal occupation during the past five years of each director of the Company is set forth below. All directors have held their present positions for five years unless otherwise stated.

    John O. Hanna has been employed by the Company since 1960, and was Chief Executive Officer of the Bank from 1972 until August, 1998. Mr. Hanna was elected Chairman of the Board on August 1, 1998 and remains President and Chief Executive Officer of the Company. Mr. Hanna is also a director of the Pennsylvania Association of Community Bankers; the Blair Corporation, a mail order company, and serves as Chairman of the Distribution Committee of the Warren Foundation. Mr. Hanna is also President, Chief Executive Officer, and a Director of Jamestown Savings Bank, a New York-chartered savings bank and a wholly-owned subsidiary of the Company.

    William J. Wagner was named President and Chief Executive Officer of the Bank on August 1, 1998 and remains Executive Vice President, Treasurer and CFO of the Company. Mr. Wagner was the Chief Financial Officer for the Bank since 1984 and was named Chief Operating Officer in 1996. Mr. Wagner was appointed Executive Vice President in 1992 and was elected to the Board of Directors in 1994. Mr. Wagner is a certified public accountant. Mr. Wagner is also Secretary/Treasurer and a Director of Jamestown Savings Bank.

    Thomas K. Creal, III has been a partner in the architectural firm of Creal, Hyde & Larson, in Warren, Pennsylvania since 1969.

    John J. Doyle has been President of Perry Construction Company, Erie, Pennsylvania, since 1989.

    John S. Young was President and Sales Manager for Young Brothers Electronics, Inc. from 1953 through 1983, Sales Representative for Lee Distributing Company from 1983 through 1987, and Sales Agent for Paul C. Nunes Associates from 1987 through 1992, when he retired.

    Richard L. Carr served as Superintendent of the Titusville Area School District, Titusville, Pennsylvania from 1986 until his retirement in 1996. Since his retirement, he has served as a consultant to the University of Findlay located in Findlay, Ohio.

    Robert G. Ferrier has been President of Ferrier Hardware, Inc. since 1957 and President of Drexel Realty, Erie, Pennsylvania since 1972.

    Richard E. McDowell has served as President of the University of Pittsburgh at Bradford, Bradford, Pennsylvania since 1970. Dr. McDowell is also a director of Bradford Educational Foundation, the Blaisdell Foundation, and the Bradford Regional Medical Center.

    Joseph T. Stadler retired in January 1995. Prior to that time, he served as Vice President-Manufacturing of Superior Bronze Corporation in Erie, Pennsylvania.

    Walter J. Yahn is Chairman of the Board, founder, and Chief Executive Officer of the Erie Advanced Manufacturing Company, Erie, Pennsylvania. He has served in this capacity since 1971.

Executive Officers who are not Directors

    John M. Blair was employed by the Bank beginning in 1961, and most recently served as Senior Vice President in charge of Mortgage Lending. In August 1998, he was elected Senior Vice President and Senior Residential Loan Officer of the Company.

    Gregory C. LaRocca was employed by the Bank beginning in 1992, and currently serves as Senior Vice President of Administration and Corporate Secretary for the Bank and the Company. He was previously Chief Executive Officer of American Federal Savings, which merged with the Bank in March of 1992.

    Robert A. Ordiway has been employed by the Bank since 1975, most recently as Senior Vice President of Community Banking. Mr. Ordiway is also a Director of Jamestown Savings Bank.

    Raymond R. Parry has been employed by the Bank since 1981, most recently as Senior Vice President of Consumer Lending and President of Northwest Consumer Discount Company, a wholly owned subsidiary of the Bank.

    James E. Vecellio was employed by the Bank beginning in 1977, and currently serves as Senior Vice President of Operations for the Bank and the Company.

Meetings and Committees of the Board of Directors

    The business of the Company is conducted at regular and special meetings of the full Board and its standing committees. The standing committees consist of the Executive, Audit, Personnel and Pension, Risk Management, Long Range Planning and Community Reinvestment Committees. The full Board of Directors acts as Nominating Committee for the Company. Mr. Hanna, President of the Company, is an ex officio member of each of the committees, except for the Audit Committee. During the fiscal year ended June 30, 1998, the Board of Directors met at 12 regular meetings and no special meetings were called in accordance with the Bylaws. No member of the Board or any committee thereof attended less than 75% of said meetings.

    The Audit Committee consists of Directors Carr, who serves as Chairman, Doyle, Young and Stadler. This committee meets with the internal auditor to review audit programs and the results of audits of specific areas as well as other regulatory compliance issues. In addition, the Audit Committee meets with the independent certified public accountants to review the results of the annual audit and other related matters. The Audit Committee met four times during the fiscal year ended June 30, 1998.

    The Personnel and Pension Committee of the Board of Directors consists of Directors Young, who serves as Chairman, Hanna, Carr, Creal and Stadler. The committee meets when needed to review all employment policies and the performance and remuneration of the officers and employees of the Company, and to review and approve all compensation and benefit programs implemented by the Company and all matters relating to pension plan administration. The committee met four times during the fiscal year ended June 30, 1998.

Ownership Reports by Officers and Directors

    The Common Stock is registered pursuant to Section 12(g) of the Exchange Act. The officers and directors of the Company and beneficial owners of greater than 10% of the Common Stock ("10% beneficial owners") are required to file reports on Forms 3, 4 and 5 with the SEC disclosing beneficial ownership and changes in beneficial ownership of the Common Stock. SEC rules require disclosure in the Company's Proxy Statement and Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the Common Stock to file a Form 3, 4 or 5 on a timely basis. Based on the Company's review of such ownership reports, no other officer, director or 10% beneficial owner of the Company failed to file such ownership reports on a timely basis for the fiscal year ended June 30, 1998.

Compensation Committee Interlocks and Insider Participation

    The Company's Personnel and Pension Committee determines the salaries to be paid each year to the officers of the Company. The Personnel and Pension Committee consists of Directors Young, who serves as Chairman, Hanna, Carr, Creal and Stadler. Mr. Hanna is also President and Chief Executive Officer of the Company. The Company leases approximately 13,000 square feet of office space from Mr. Hanna at an annual rent of $47,600. The leasing value of the property was appraised by two outside appraisers at the time the Company and Mr. Hanna entered into the lease. The Federal Home Loan Bank Board (the Bank's principal federal regulator at such time) reviewed the terms of the lease and had no objection to the lease arrangement.

Report of the Board of Directors on Executive Compensation

    Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to its Chief Executive Officer and other executive officers. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of this requirement, the Company's Personnel and Pension Committee, has prepared the following report for inclusion in this Proxy Statement.

    The Personnel and Pension Committee annually reviews the performance of the Chief Executive Officer and other executive officers, and approves changes to base compensation as well as the level of bonus, if any, to be awarded to executive officers other than Mr. Hanna. Mr. Hanna's compensation is determined by a formula fixed by the terms of his employment agreement. In addition, the Personnel and Pension Committee recommends bonuses to be awarded to Mr. Hanna and certain other officers based on a numerical formula relating to the Company's return on average assets. Based on this formula, and the Company's return on average assets for the fiscal year ended June 30, 1997, a 20% bonus was awarded to Mr. Hanna, which was paid during the fiscal year ended June 30, 1998. Based on the same formula, and the Company's return on average assets for the fiscal year ended June 30, 1998, a 20% bonus will be paid to Mr. Hanna during the fiscal year ending June 30, 1999. Mr. Hanna was also paid the holiday bonus discussed below. Differences between the amount of these bonuses and the amounts set forth in the "Executive Compensation"
table relate largely to the timing of the payment of bonuses.   In determining
whether the base salary of other executive officers should be adjusted, the Company's Personnel and Pension Committee takes into account individual performance, performance of the Company, the size of the Company and the complexity of its operations, and information regarding compensation paid to executives performing similar duties for financial institutions in the Company's market area. In addition, all employees of the Company including officers generally receive a holiday bonus equal to approximately 5% of base compensation.

    While the Personnel and Pension Committee does not use strict numerical formulas to determine changes in compensation and while it weighs a variety of different factors in its deliberations, it has emphasized and will continue to emphasize earnings, profitability, capital position and income level, and return on average assets as factors in setting the compensation. Other non-quantitative factors considered by the Company's Personnel and Pension Committee in fiscal 1998 included general management oversight of the Company, the quality of communication with the Personnel and Pension Committee, and the productivity of employees. Finally, the Personnel and Pension Committee considered the standing of the Company with customers and the community, as evidenced by the level of customer/community complaints and compliments.
While each of the quantitative and non-quantitative factors described above was considered by the Personnel and Pension Committee, such factors were not assigned a specific weight in evaluating the performance of the Company's executives. Rather, all factors were considered, and based upon the effectiveness of such officers in addressing each of the factors, and the range of compensation paid to officers of peer institutions, the Personnel and Pension Committee approved salary increases for the Company's six executive officers not covered by an employment agreement.

    This report has been provided by the Personnel and Pension Committee consisting of Directors John S. Young, Chairman, and John O. Hanna, John J. Carr, Thomas K. Creal, III and Joseph T. Stadler.

Stock Performance Graph

    Set forth hereunder is a stock performance graph comparing (a) the cumulative total return on the Common Stock for the period beginning with the last trade of the Bank's stock on November 7, 1994, or $4.50 per share (as adjusted), as reported by the Nasdaq National Market, through June 30, 1998,
(b) the cumulative total return on stocks included in the Nasdaq Bank Index over such period, and (c) the cumulative total return on stocks included in the Nasdaq Composite Index over such period. Cumulative return assumes the reinvestment of dividends, and is expressed in dollars based on an assumed investment of $100.

    There can be no assurance that the Company's stock performance will continue in the future with the same or similar trend depicted in the graph. The Company will not make or endorse any predictions as to future stock performance.


                               [Chart goes here]


  Northwest Bancorp, Inc.  100  108.58  130.24  183.85  379.80
  Nasdaq Bank Index        100  115.16  149.89  234.33  325.23
  Nasdaq Stock Market      100  120.90  155.23  188.74  249.05

Executive Compensation

    The following table sets forth for the fiscal years ended June 30, 1998, 1997, and 1996, certain information as to the total remuneration paid by the Company to the President and Chief Executive Officer, and Executive Vice President and Chief Financial Officer of the Company, and for the fiscal year ended June 30, 1998 certain information as to the total remuneration paid by the Company to the five most highly compensated executive officers of the Company or the Bank other than the Chief Executive Officer and the Executive Vice President ("Named Executive Officers").

                                  Annual Compensation                Long-Term Compensation
                          --------------------------------    -----------------------------------
                                                                        Awards (4)        Payouts
                                                     Other       ----------------------  --------       All
     Name and               Year                     Annual        Restricted   Options/               other
principal position         Ended  Salary          Compensation      Stock       SARS (#)   LTIP
Compensation
       (1)                 6/30  (2) ($)  Bonus($)     (3)          Awards(#)             Payouts      (5) ($)
---------------------------------------------------------------------------------------------------------------
--


John O. Hanna             1998 399,992   99,999        0              0           0           0        38,936
President and Chief       1997 399,984   107,990       0              0           0           0        40,266
Executive Officer         1996 374,819   101,500       0           116,000 (6)  300,000 (7)   0        43,137

William J. Wagner         1998 186,096   42,230        0              0           0           0        19,781
Executive Vice            1997 171,826   41,966        0              0           0           0        20,721
President, Chief          1996 146,615   35,830        0             32,000(6)   80,000 (7)   0        20,177
Operating Officer and
Chief Financial Officer

John M. Blair             1998 93,458    18,635        0              0           0           0        9,869
Senior Vice President-    1997 87,966    18,673        0              0           0           0        10,228
Mortgage Lending (8)

Gregory C. LaRocca        1998 93,458    18,635        0              0           0           0        9,869
Senior Vice President     1997 87,968    18,698        0              0           0           0        10,269
and Corporate Secretary
(8)

Robert A. Ordiway         1998 94,946    18,672        0              0           0           0        10,179
Senior Vice President-    1997 87,915    17,345        0              0           0           0        9,722
Community Banking (8)

Raymond R. Parry          1998 93,458    18,635        0              0           0           0        9,869
Senior Vice President-    1997 87,956    18,623        0              0           0           0        10,172
Consumer Lending(8)

James E. Vecellio         1998 97,958    19,650        0              0           0           0        10,670
Senior Vice President-    1997 92,471    19,736        0              0           0           0        11,131
Operations (8)

     (1) No other executive officer received salary and bonuses that in the aggregate exceeded $100,000.
     (2) Includes amounts deferred at the election of named officers pursuant to the Northwest Retirement Savings Plan (the "401(k) Plan").
     (3) For the fiscal years ended June 30, 1998, 1997 and 1996, there were no perquisites exceeding the lesser of $50,000 or 10% of the individual's total salary and bonus for the year.
     (4) Adjusted for the May 22, 1996, two-for-one stock split and the November 14, 1997, two-for-one stock split.
     (5) Includes shares awarded pursuant to the Company's employee stock ownership plan, amounts paid for life insurance premiums, and Bank contributions to the 401(k) Plan.
     (6) Includes shares of Common Stock awarded pursuant to the Northwest Savings Bank and Northwest Bancorp, MHC 1995 Recognition and Retention Plan for Employees and Outside Directors (the "Recognition Plan"), for which no cash consideration was paid by the recipient. The awards vest in five annual installments. Dividends on such shares are paid to the recipient. The value of such shares was determined by multiplying the number of shares awarded by the last sale price of Common Stock on the day prior to the award. At June 30, 1998, Messrs. Hanna, Wagner, Blair, LaRocca, Ordiway, Parry and Vecellio held 46,000, 12,800, 8,000, 5,600, 5,600, 8,000 and 8,800 shares of Common Stock, respectively, that remain subject to restrictions under the Recognition Plan. The fair market value of such restricted stock on such date (based on the price of the last sale reported on the Nasdaq National Market) was approximately $727,398, $202,406, $126,504, $88,552, $88,552, $126,504 and
          $139,154, respectively.
     (7) Includes options awarded pursuant to the Northwest Savings Bank and Northwest Bancorp, MHC 1995 Stock Option Plan. The options vest in five equal annual installments, and the exercise price of such options is $5.875.
     (8) No disclosure is provided for the fiscal years ended June 30, 1996, as such executive officer's total annual salary and bonus did not exceed $100,000.

Directors' Compensation

    As of July 1, 1998, nonemployee directors of the Company and the Bank are paid a total retainer of $10,000 per year plus $500 per board meeting attended or $400 if participating via conference call. Nonemployee members of the Executive, Audit, Risk Management, Long Range Planning, Personnel and Pension, and Community Reinvestment Committees are paid a total of $500 for attendance at committee meetings for both the Company and the Bank, or a total of $400 if such committee meetings are held on a day of regularly scheduled Board meetings or if the meetings are held via conference call.

    The Company sponsors a non-tax qualified deferred compensation plan for directors (the "Deferred Compensation Plan") that enables a director to elect to defer all or a portion of his directors' fees. The amounts deferred are credited with interest at the rate paid on the Company's five year certificate of deposit. Deferred amounts are payable upon retirement of a director on or after attaining age 59-1/2 but no later than age 72, in the form of a lump sum or in five or ten equal installments. Payments to a director, or to his designated beneficiary, may also be made from the Deferred Compensation Plan upon the director's death, total and permanent disability, or termination of service from the Board. Participants in the Deferred Compensation Plan would not recognize taxable income with respect to the Deferred Compensation Plan benefits until the assets are actually distributed.

    The Company maintains a retirement plan for outside directors (the "Directors Plan"). Directors who have served the Board for five years or more and are not Bank employees are eligible to receive benefits under the Directors Plan. Upon a director's retirement from the Board on or after five years of service and the attainment of age 60, the director is entitled to receive a retirement benefit equal to sixty percent of the annual retainer paid immediately prior to retirement plus sixty percent of the board meeting fees paid for the director's attendance at board meetings at the annual rate which was in effect immediately prior to his retirement. If a director retires after five years or more of service but before attaining age 60, the director is entitled to one-half of the benefits otherwise available to him. Retirement benefits commence on the first day of the calendar quarter following the director's attainment of age 65, or if retirement occurs later, on the first day of the calendar quarter following retirement. Such retirement benefits are paid for a period equal to the lesser of the number of a director's completed full years of service, his life, or ten years. No survivor benefits are payable under the Directors Plan. During the fiscal year ended June 30, 1998, the expense to the Bank of the Directors Plan was $54,962.

    1995 Stock Option Plan. During the fiscal year ended June 30, 1996, the Bank adopted, and the Company has succeeded to, the Northwest Savings Bank and Northwest Bancorp, MHC 1995 Stock Option Plan (the "1995 Stock Option Plan"). The 1995 Stock Option Plan was approved by a majority of stockholders other than the Mutual Holding Company present at the 1995 Annual Meeting. The 1995 Stock Option Plan is a self-administering plan that granted to nonemployee Directors Ferrier, McDowell, Stadler, Yahn, Creal, Doyle, Young, Carr and three former directors nonstatutory options for each such director to purchase 22,000 (split adjusted) shares of Common Stock. Such shares vest in five equal annual installments over a five year period beginning on December 20, 1995. The 1995 Stock Option Plan further provides that each new non-employee director shall be granted options to purchase 500 shares of Common Stock to the extent options remain available in, or are returned to, the 1995 Stock Option Plan. The exercise price per share for each option is equal to 95% of the fair market value of the Common Stock on the date the option was granted, or in the case of all options awarded during the fiscal year ended June 30, 1996, $5.58 per share (as adjusted for the May 22, 1996 stock split, and the November 14, 1997 stock split). All options granted under the 1995 Stock Option Plan expire upon the earlier of ten years following the date of grant or one year following the date the optionee ceases to be a director. However, in the event of termination of service or employment due to death, disability, normal retirement or a change of control of the Company, nonstatutory stock options may be exercised for up to five years.

    1995 Directors Recognition and Retention Plan. During the fiscal year ended June 30, 1996, the Bank adopted, and the Company has succeeded to, the Northwest Savings Bank and Northwest Bancorp, MHC Recognition and Retention Plan for Employees and Outside Directors (the "1995 Recognition Plan"). The 1995 Recognition Plan was approved by a majority of stockholders other than the Mutual Holding Company present at the 1995 Annual Meeting. During the fiscal year ended June 30, 1996, the Bank contributed sufficient funds to the 1995 Recognition Plan to enable it to purchase 552,000 shares of Common Stock from the Bank, a total of 132,000 (as adjusted for the May 22, 1996 stock split and the November 14, 1997 stock split) shares of which were awarded to nonemployee Directors Ferrier, McDowell, Stadler, Yahn, Creal, Doyle, Young, Carr and three former directors. Such awards of Common Stock ("Restricted Stock") are restricted by the terms of the 1995 Recognition Plan.
Participants earn (become vested in) shares of Restricted Stock covered by an award, and all restrictions lapse in five equal annual installments, commencing on either December 20, 1995 or January 5, 1996. Awards become fully vested upon a participant's disability, death, or following termination of service in connection with a change in control of the Company. Unvested shares of Restricted Stock are forfeited by a director who is not an employee upon failure to seek reelection, failure to be reelected, or resignation from the Board. Prior to vesting, recipients of awards under the 1995 Recognition Plan receive dividends and may vote the shares of Restricted Stock allocated to them. The Committee will vote shares as to which no instructions are received and any unallocated shares in the same proportion as allocated shares for which instructions are given.

Employment Agreement

    As of November 1993 the Bank renewed a five-year employment agreement, to which the Company has succeeded, with John O. Hanna, President and Chief Executive Officer of the Company, which was originally entered into in November 1985. The current employment agreement provides for a five-year term, and continues through November 1998. The agreement provides that the base salary of Mr. Hanna shall be at the top quartile of compensation of executives in the Company's peer group. As of June 30, 1998, Mr. Hanna's base salary was $400,000. In addition to the base salary, the employment agreement provides that Mr. Hanna is to receive in lieu of the group life insurancebenefit, a life insurance benefit equal to $1.0 million plus one year's annual salary. Under the employment agreement, Mr. Hanna is also entitled to certain perquisites and other personal benefits. In the event of his death, the employment agreement requires the Company to continue to pay Mr. Hanna's salary to his beneficiaries for one year, and continue medical benefits for his spouse for her lifetime. A benefit will also be paid under the employment agreement in the event of Mr. Hanna's disability prior to retirement.

    The employment agreement provides for termination by the Company for just cause at any time, and in such event, no compensation or other benefits would be due under the agreement. The Company may terminate his employment for reasons other than just cause upon twelve months written notice to the executive. In such event, Mr. Hanna would be entitled to 100% of his annual compensation for the two-year period following termination, computed in accordance with the formula used to increase the executive's salary each year during employment (as determined in accordance with the Compensation Survey); 60% of his compensation for the third year following termination; and 40% of his compensation for the fourth year following such termination. In the event of a reorganization, merger, or consolidation, as defined in the employment agreement, the executive is entitled to terminate his employment upon twelve months written notice to the Company, and receive a lump-sum payment equal to three times his annual compensation. Payments under the employment agreement are limited so that they will not constitute an excess parachute payment under
Section 280G of the Internal Revenue Code of 1986.

    The employment agreement provides for a reduction or complete elimination of benefits should the executive commence employment for another employer during the two-year period after termination of employment with the Bank.

Defined Benefit Plan

    The Bank maintains a noncontributory defined benefit plan ("Retirement Plan"). All employees age 21 or older who have worked at the Bank for a period of one year and have been credited with 1,000 or more hours of employment with the Bank during the year are eligible to accrue benefits under the Retirement Plan. The Bank annually contributes an amount to the Retirement Plan necessary to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). At June 30, 1998, the Retirement Plan fully met its funding requirements under Section 412 of the Code.

    At the normal retirement age of 65, the plan is designed to provide a life
annuity for a minimum payment period of ten years.   The retirement benefit
provided is an amount equal to 1.6% of a participant's average monthly salary based on the average of the five consecutive years of the last ten calendar years providing the highest monthly average multiplied by the participant's years of service to the normal retirement date (up to a maximum of 25 years) plus: (i) .6% of such average monthly compensation in excess of one-twelfth of covered compensation (as defined in the plan) multiplied by the participant's total number of years of service up to a maximum of 25 years, and (ii) for participants who retire on or after June 1, 1995, .6% of such participant's average monthly compensation multiplied by the participant's number of years of service between 25 years and 35 years. Retirement benefits are also payable upon retirement due to early and late retirement, disability or death. A reduced benefit is payable upon early retirement at or after age 55 and the completion of fifteen years of service with the Company (or after 25 years of service and no minimum age). Upon termination of employment other than as specified above, a participant who was employed by the Company for a minimum of five years is eligible to receive his or her accrued benefit commencing, generally, on such participant's normal retirement date. Benefits under the Retirement Plan are payable in various annuity forms. For the plan year ended December 31, 1997, the Company made a contribution to the Retirement Plan of $1,160,000.

    The following table indicates the annual retirement benefit that would be payable under the Retirement Plan upon retirement at age 65 in calendar year 1997, expressed in the form of a single life annuity for the final average salary and benefit service classifications specified below.

         Average              Years of Service and Annual Benefit Payable at Retirement
       Compensation        15          20          25          30          35         40
       ------------      ------     ------       ------      ------     ------      ------
         $25,000         $ 6,000   $ 8,000       $10,000    $10,750    $11,500      $11,500
         $50,000         $12,000   $16,000       $20,000    $21,500    $23,000      $23,000
         $75,000         $19,581   $26,108       $32,635    $34,885    $37,135      $37,135
         $100,000        $28,831   $37,108       $46,385    $49,385    $52,385      $52,385
         $125,000        $36,081   $48,108       $60,135    $63,885    $67,635      $67,635
         $150,000 plus   $44,331   $59,108       $73,885    $78,385    $82,885      $82,885

     As of the plan year ended December 31, 1997, Messrs. Hanna, Wagner, Blair, LaRocca, Ordiway, Parry and Vecellio had 36, 15, 36, 13, 24, 17 and 22 years of credited service (i.e., benefit service), respectively.

     The accrued annual pension benefit as of June 30, 1998 for Messrs. Hanna, Wagner, Blair, LaRocca, Ordiway, Parry and Vecellio are $109,980, $38,282, $41,101, $14,886, $28,101, $24,885 and $32,704, respectively. Mr. Hanna's benefit is greater than indicated in the table above because his pre-1994 average monthly compensation is grandfathered and not limited by the $150,000 cap on compensation which became effective beginning January 1, 1994.

Supplemental Executive Retirement Plan

     The Bank has adopted a non-qualified supplemental executive retirement plan ("SERP") for certain executives of the Bank to compensate those executive participants in the Bank's Retirement Plan whose benefits are limited by
Section 415 of the Code (which caps annual benefits at $120,000 in 1996) or
Section 401(a)(17) of the Code (which caps compensation at $150,000 beginning in 1994). The SERP provides the designated executives with retirement benefits generally equal to the difference between the benefit that would be available under the Retirement Plan but for the limitations imposed by Code Sections 401(a)(17) and 415 and that which is actually funded as a result of the limitations.

     Pre-retirement survivor benefits are provided for designated beneficiaries of participants who do not survive until retirement in an amount equal to the lump sum actuarial equivalent of the participant's accrued benefit under the SERP. Pre-retirement benefits are payable in 120 equal monthly installments. The SERP is considered an unfunded plan for tax and ERISA purposes. All obligations arising under the SERP are payable from the general assets of the Bank.

     The benefits paid under the SERP supplement the benefits paid by the Retirement Plan. The following table indicates the expected aggregate annual retirement benefit payable from the Retirement Plan and SERP to SERP participants, expressed in the form of a single life annuity with a 10-year guaranteed payment for the final average salary and benefit service classifications specified below:


         Average                   Years of Service and Benefit Payable at Retirement
      Compensation           15          20          25          30         35          40
      ------------         ------      ------      ------      ------     ------      ------
        $100,000           $27,831     $37,108     $46,385     $49,385    $52,385     $52,385
        $125,000           $36,081     $48,108     $60,135     $63,885    $67,635     $67,635
        $150,000           $44,331     $59,108     $73,885     $78,385    $82,885     $82,885
        $175,000           $52,581     $70,108     $87,635     $92,885    $98,135     $98,135
        $200,000           $60,831     $81,108     $101,385    $107,385   $113,385    $113,385
        $250,000           $77,331     $103,108    $128,885    $136,385   $143,885    $143,885
        $300,000           $93,831     $125,108    $156,385    $165,385   $174,385    $174,385
        $350,000           $110,331    $147,108    $183,885    $194,385   $204,885    $204,885
        $400,000           $126,831    $169,108    $211,385    $233,385   $235,385    $235,385

     At June 30, 1998, John O. Hanna had 38 years of credited service under the SERP. Mr. Wagner is a new participant in the SERP because his income exceeded the amounts permitted under Sections 401(a)(17) of the Code. The Bank's pension cost attributable to the SERP was approximately $63,797 for the fiscal year ended June 30, 1998.

1995 Stock Option Plan

     During the fiscal year ended June 30, 1996, the Bank adopted, and the Company has succeeded to, the Northwest Savings Bank and Northwest Bancorp, MHC 1995 Stock Option Plan (the "1995 Stock Option Plan"). The 1995 Stock Option Plan was approved at the 1995 Annual Meeting by the majority of stockholders other than the Mutual Holding Company present at such meeting. No options were granted to the Named Executive Officers under the 1995 Stock Option Plan during the fiscal year ended June 30, 1998. Set forth below is certain information concerning exercised and unexercisable options during the fiscal year ended June 30, 1998, by the Named Executive Officers.

                                              Number of Unexercised     Value of Unexercised In-
                                                    Options at           The-Money Options at
                                               Fiscal Year-End (1)        Fiscal Year-End (2)
Name          Shares Acquired     Value
               Upon Exercise     Realized   Exercisable/Unexercisable  Exercisable/Unexercisable
             -----------------------------------------------------------------------------------
John O. Hanna      25,000        $218,750       155,000/120,000          $1,540,390/$1,192,560

William J. Wagner     0              0           48,000/32,000              $477,024/$318,016

John M. Blair      1,370          11,988         22,630/16,000              $224,896/$159,008

Gregory C. LaRocca    0              0           16,800/11,200              $166,958/$111,305

Raymond R. Parry      0              0           24,000/16,000              $238,512/$159,008

Robert A. Ordiway     0              0           16,800/11,200              $166,958/$111,305

James E. Vecellio     0              0           26,400/17,600              $262,363/$174,908

_____________________________
(1) Adjusted for the May 22, 1996, two-for-one stock split and the November 14,1997 two-for-one stock split.
(2) Equals the difference between the aggregate exercise price of such options and the aggregate fair market value of the shares of Common Stock that would be received upon exercise, assuming such exercise occurred on June 30, 1998, at which date the last sale of the Common Stock as quoted on the Nasdaq National Market was at $15.813 per share.

Transactions With Certain Related Persons

     Federal law requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. However, recent regulations now permit executive officers and directors to receive the same terms through benefit or compensation plans that are widely available to other employees, as long as the director or executive officer is not given preferential treatment compared to the other participating employees. The Company's policy is that loans made to a director in excess of $100,000 for non-residential purposes must be approved in advance by a majority of the disinterested members of the Board of Directors. Loans to executive officers must be approved by the full Board of Directors regardless of amounts. In addition, loans to the Company's current directors, principal officers, nominees for election as directors, securityholders known by the Company to own more than 5% of the Company's outstanding common stock, or associates of such persons (together, "specified persons"), are also made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other than specified persons, and do not involve more than a normal risk of collectibility or present other unfavorable features. The aggregate amount of extensions of credit outstanding at any time during the fiscal year ended June 30, 1998, to specified person's did not exceed $5 million.

         In addition, the Company leases approximately 13,000 square feet of office space from Mr. Hanna at an annual rent of $47,600. The leasing value of the property was appraised by two outside appraisers at the time the Bank and Mr. Hanna entered into the lease. The FHLBB (the Bank's principal federal regulator at such time) reviewed the terms of the lease and had no objection to the lease arrangement.

         The Company intends that, except as described above, all transactions between the Company and its executive officers, directors, holders of 10% or more of the shares of any class of its common stock and affiliates thereof, will contain terms no less favorable to the Company than could have been obtained by it in arms-length negotiations with unaffiliated persons and will be approved by a majority of independent outside directors of the Company not having any interest in the transaction.

          PROPOSAL II - RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors of the Company has approved the engagement of KPMG Peat Marwick LLP to be the Company's auditors for the fiscal year ending June 30, 1999, subject to the ratification of the engagement by the Company's stockholders. At the Meeting, the stockholders will consider and vote on the ratification of the engagement of KPMG Peat Marwick LLP for the Company's fiscal year ending June 30, 1999. A representative of KPMG Peat Marwick LLP is expected to attend the Meeting to respond to appropriate questions and to make a statement if he so desires.

     In order to ratify the selection of KPMG Peat Marwick LLP as the auditors for the fiscal year ending June 30, 1999, the proposal must receive at least a majority of the votes cast, without regard to broker non-votes, either in person or by proxy, in favor of such ratification. The Board of Directors recommends a vote "FOR" the ratification of KPMG Peat Marwick LLP as auditors for the 1999 fiscal year.

                         STOCKHOLDER PROPOSALS

     In order to be eligible for inclusion in the Company's proxy materials for the Company's 1999 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's executive office, 301 Second Avenue, Warren, Pennsylvania 16365, no later than June 25, 1999. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

                           OTHER MATTERS

     The Board of Directors is not aware of any business to come before the Special Meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the Meeting, it is intended that the holders of the proxies will act in accordance with their best judgement.

                          MISCELLANEOUS

     The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telegraph or telephone without additional compensation. The Company's 1998 Annual Report to Stockholders has been mailed to all stockholders of record as of the Record Date. Any stockholder who has not received a copy of such Annual Report may obtain a copy by writing the Company. Such Annual Report is not to be treated as a part of the proxy solicitation material nor as having been incorporated herein by reference.

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1998, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO GREGORY C. LAROCCA, SECRETARY, NORTHWEST BANCORP, INC., LIBERTY AT SECOND, WARREN, PENNSYLVANIA 16365-2353 (TELEPHONE NUMBER 814/726-2140).

                              BY ORDER OF THE BOARD OF DIRECTORS

                              /s/ Gregory C. LaRocca

                              Gregory C. LaRocca
                              Secretary
Warren, Pennsylvania
October 23, 1998